Exhibit 99.1

Wednesday October 19, 2016
FOR IMMEDIATE RELEASE

Washington Federal Reports Record Earnings for Fiscal Year 2016

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD), parent company of Washington Federal, National Association, today announced record annual earnings of $164,049,000 or $1.78 per diluted share for the fiscal year ended September 30, 2016 compared to $160,316,000 or $1.67 per diluted share for the year ended September 30, 2015, an $0.11 or 6.59% increase in earnings per diluted share. Return on equity for the fiscal year ended September 30, 2016 was 8.33% compared to 8.21% for the year ended September 30, 2015. Return on assets for the year ended September 30, 2016 was 1.12% compared to 1.10% for the prior year.
Chairman & CEO Roy M. Whitehead commented, “Fiscal 2016 was a monumental year for the Company with record earnings, continued strong commercial lending activity and improved asset quality. Operating expenses were higher in 2016 due to costs associated with the successful significant upgrade to our technology systems, setting the stage for future growth and expected efficiencies for years to come. We look forward to 2017 as we complete our first 100 years in business and begin another era in the very long track record of prosperity at Washington Federal."
Total assets were $14.9 billion as of September 30, 2016, a $320 million or 2.2% increase from September 30, 2015. The Company continued to shift its asset mix from investment securities to loans receivable, which carry a higher yield. Since September 30, 2015, available-for-sale securities decreased $458 million or 19.2% and held-to-maturity securities decreased

$226 million or 13.7%. During the same period net loans receivable increased by $740 million or 8.1% and cash and cash equivalents increased $166 million or 58.6%.
During Fiscal 2016 the Company's focus on improving its deposit mix resulted in transaction and savings accounts increasing to 56.7% of deposits at September 30, 2016 from 54.8% of deposits at September 30, 2015. Customer deposits were $10.6 billion as of September 30, 2016, a decrease of $31 million or 0.3% since September 30, 2015. Transaction and savings accounts increased by $185 million or 3.2% during the fiscal year 2016 while time deposits decreased $216 million or 4.5%. As of September 30, 2016, 25.7% of the Company's deposits were checking accounts and 95.2% were core deposits.
Borrowings from the Federal Home Loan Bank were $2.1 billion as of September 30, 2016, a net increase of $250 million or 13.7% since September 30, 2015. Specifically, the Company borrowed $300 million in long term advances and used interest rate swaps to effectively fix the weighted average interest rate at 1.38% for 6.7 years as a hedge against rising interest rates. Partially offsetting these additional borrowings was the maturity of $50 million of short term borrowings with a rate of 0.61%.
Loan originations of $3.9 billion for fiscal year 2016 established a new Company record and increased $845 million or 27.2% from the total of $3.1 billion in fiscal 2015. Partially offsetting this strong loan origination volume were loan repayments of $2.9 billion and an increase in loans in process of $403 million during fiscal 2016. During fiscal 2015 loan repayments totaled $2.4 billion and loans in process increased by $131 million. Commercial loans represented 69.1% of all loan originations during fiscal 2016 with consumer loans accounting for the remaining 30.9%. The Company views organic loan growth as the highest and best use of its capital and prefers commercial loans in this low rate environment due to the fact they generally have floating interest rates and shorter durations. The weighted average interest rate on loans decreased to 4.26% as of September 30, 2016 from 4.45% at September 30, 2015, due to the continued flattening of the yield curve and new loans being originated at lower rates. Actual yield earned on loans is greater than the weighted-average rate due to net deferred loan fees and discounts on acquired loans, which are accreted into income over the life of the loans.

Asset quality continued to improve as the ratio of non-performing assets to total assets decreased to 0.48% as of September 30, 2016, compared to 0.88% at September 30, 2015. The decrease in non-performing assets during the year was due to a $32.1 million, or 52.5%, decrease in real estate owned and a $25.4 million, or 37.5%, decrease in non-accrual loans. Delinquencies on loans was 0.68% of total loans at September 30, 2016 compared to 0.88% at September 30, 2015. The Company realized net-recoveries on loans (as opposed to charge-offs) of $13.1 million for fiscal year 2016. The allowance for loan losses and reserve for unfunded commitments increased to $116.7 million as of September 30, 2016 and was 1.07% of gross loans outstanding, as compared to 1.13% of gross loans as of September 30, 2015. The decline in the ratio of the allowance to gross loans since the prior fiscal year end reflects continued improvement in economic conditions and the credit quality of the loan portfolio.
On August 19, 2016, the Company paid a cash dividend of $0.14 per share to common stockholders of record on August 5, 2016. This was the Company’s 134th consecutive quarterly cash dividend. During fiscal 2016, the Company repurchased 3,867,563 shares of common stock at a weighted average price of $22.72 per share and has authorization to repurchase approximately 5.0 million additional shares. The Company varies the pace of share repurchases depending on several factors, including share price, business opportunities and capital levels. In September 2016, the Company paid $7,718,158 to repurchase 892,240 warrants to purchase our common stock at an exercise price of $17.57. The warrants had been issued in connection with the U.S. Treasury's Troubled Asset Relief Program in 2008 and 808,616 such warrants remain outstanding as of September 30, 2016. Tangible common stockholders’ equity per share increased by $0.90 or 5.05% during fiscal 2016 to $18.72 and the ratio of tangible common equity to tangible assets was 11.51% as of September 30, 2016.
Net interest income was $420 million for fiscal 2016, an increase of $6.8 million or 1.6% from the prior year. The increase in net interest income was primarily due to a higher average balance of loans receivable in fiscal 2016. Net interest margin increased to 3.11% in fiscal 2016 from 3.08% for the prior year. The increase is primarily due to improved margin on earning assets as the Company shifted balances from lower yielding investment securities to loans receivable.

The Company recorded a release of loan loss allowance of $6.3 million for fiscal 2016 compared to a release of $11.2 million for the prior year. The release in fiscal 2016 was a result of continued improvement in credit quality, including net recoveries of $13.1 million, partially offset by growth in loans outstanding.
Total other income was $47.0 million for fiscal year 2016, an increase of $6.6 million from $40.4 million in the prior year. Fiscal year 2016 included a gain of $3.8 million resulting from the sale-leaseback of a branch property in Sammamish, Washington. Fiscal 2015 included a $9.6 million gain on sale of investment securities and $10.6 million of expense related to prepayment of a Federal Home Loan Bank advance while 2016 had no such amounts.
Total operating expenses were $235.4 million for fiscal 2016, an increase of $10.6 million or 4.7% from the prior year, as lower compensation and benefits expense and product delivery costs were more than offset by higher information technology costs and other expenses related to the Company's implementation of new systems. Operating expenses were $55.4 million for the 4th fiscal quarter of 2016, a decrease of $1.8 million or 3.1% from the same quarter a year ago, primarily due to lower compensation and benefits expense. The Company’s efficiency ratio of 50.8% for fiscal 2016 is slightly higher than the 49.5% for the prior year due primarily to higher operating expenses as described above. The efficiency ratio increased slightly to 48.5% for the 4th fiscal quarter of 2016 from 48.0% for the same quarter a year ago as the decrease in operating expenses was more than offset by a reduction in operating income.
Net gain on real estate owned was $10.0 million for fiscal 2016 compared to a net gain of $9.3 million for the prior year. Net gain or loss on real estate owned includes gains and losses on sales, ongoing maintenance expenses and any additional net valuation adjustments. Going forward it is likely that gains on the sale of real estate owned will diminish as the Company's inventory of real estate owned declines.
For the year ended September 30, 2016, the Company recorded federal and state income tax expense of $84.1 million, which equates to a 33.89% effective tax rate. This compares to an effective tax rate of 35.75% for the prior year. The decline in the effective tax rate from the prior year is primarily due to new investments in bank owned life insurance, low income housing tax credits and tax exempt loans since September 30, 2015.
Washington Federal, a national bank with headquarters in Seattle, Washington, has 238 branches in eight western states. To find out more about Washington Federal, please visit our website www.washingtonfederal.com. Washington Federal uses its website to distribute financial and other material information about the Company.
Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2015 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance, could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Investor Relations
Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP / Director of Communications
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	September 30, 2016	September 30, 2015
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$450,368	$284,049
Available-for-sale securities, at fair value	1,922,894	2,380,563
Held-to-maturity securities, at amortized cost	1,417,599	1,643,216
Loans receivable, net	9,910,920	9,170,634
Interest receivable	37,669	40,429
Premises and equipment, net	281,951	276,247
Real estate owned	29,027	61,098
FHLB and FRB stock	117,205	107,198
Bank owned life insurance	208,123	102,496
Intangible assets, including goodwill of $291,503	296,989	299,358
Federal and state income tax assets, net	16,047	14,513
Other assets	199,271	188,523
	$14,888,063	$14,568,324
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$6,005,592	$5,820,878
Time deposit accounts	4,595,260	4,810,825
	10,600,852	10,631,703
FHLB advances	2,080,000	1,830,000
Advance payments by borrowers for taxes and insurance	42,898	50,224
Accrued expenses and other liabilities	188,582	100,718
	12,912,332	12,612,645
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 134,307,818 and 133,695,803 shares issued; 89,680,847 and 92,936,395 shares outstanding	134,308	133,696
Paid-in capital	1,648,388	1,643,712
Accumulated other comprehensive (loss) income, net of taxes	(11,156)	353
Treasury stock, at cost; 44,626,971 and 40,759,408 shares	(739,686)	(651,836)
Retained earnings	943,877	829,754
	1,975,731	1,955,679
	$14,888,063	$14,568,324
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$22.03	$21.04
Tangible common stockholders' equity per share	$18.72	$17.82
Stockholders' equity to total assets	13.27%	13.42%
Tangible common stockholders' equity to tangible assets	11.51%	11.61%

Weighted average rates at period end
Loans and mortgage-backed securities	3.86%	3.94%
Combined loans, mortgage-backed securities and investments	3.58	3.63
Customer accounts	0.50	0.48
Borrowings	3.15	3.35
Combined cost of customer accounts and borrowings	0.93	0.90
Net interest spread	2.65	2.73

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015
	(In thousands, except share data)		(In thousands, except share data)
INTEREST INCOME
Loans receivable	$114,283	$112,185	$454,085	$437,002
Mortgage-backed securities	13,820	17,079	62,949	71,392
Investment securities and cash equivalents	4,769	6,075	19,759	22,159
	132,872	135,339	536,793	530,553
INTEREST EXPENSE
Customer accounts	13,423	12,550	52,485	51,054
FHLB advances and other borrowings	16,633	15,936	64,059	66,018
	30,056	28,486	116,544	117,072
Net interest income	102,816	106,853	420,249	413,481
Provision (release) for loan losses	(3,100)	219	(6,250)	(11,162)
Net interest income after provision (release) for loan losses	105,916	106,634	426,499	424,643

OTHER INCOME
Gain on sale of investments	—	2	—	9,641
Prepayment penalty on long-term debt	—	—	—	(10,554)
Loan fee income	1,764	2,760	5,548	8,788
Deposit fee income	5,174	5,921	21,738	22,459
Other income	8,248	3,708	19,750	10,089
	15,186	12,391	47,036	40,423
OTHER EXPENSE
Compensation and benefits	26,668	30,486	112,884	119,939
Occupancy	7,492	9,090	33,568	33,956
FDIC insurance premiums	3,581	2,485	11,824	7,916
Product delivery	3,421	5,103	17,060	22,325
Information technology	7,150	4,281	30,982	15,976
Other expense	7,095	5,763	29,129	24,739
	55,407	57,208	235,447	224,851
Gain (loss) on real estate owned, net	(356)	4,328	10,046	9,304
Income before income taxes	65,339	66,145	248,134	249,519
Income tax provision	21,115	23,647	84,085	89,203
NET INCOME	$44,224	$42,498	$164,049	$160,316

PER SHARE DATA
Basic earnings	$0.49	$0.45	$1.79	$1.68
Diluted earnings	0.49	0.45	1.78	1.67
Cash dividends per share	0.14	0.13	0.55	0.54
Basic weighted average number of shares outstanding	89,902,181	93,593,763	91,399,038	95,644,639
Diluted weighted average number of shares outstanding	90,468,107	94,055,345	91,912,918	96,053,959
PERFORMANCE RATIOS
Return on average assets	1.19%	1.17%	1.12%	1.10%
Return on average common equity	8.96	8.72	8.33	8.21
Net interest margin	3.01	3.19	3.11	3.08
Efficiency ratio	48.54	47.98	50.80	49.54